Exhibit 99.1

WESTAR ENERGY ANNOUNCES 2nd QUARTER 2013 RESULTS
TOPEKA, Kan., Aug. 7, 2013 - Westar Energy, Inc. (NYSE:WR) today announced earnings of $67 million, or $0.53 per share, for the second quarter 2013 compared with earnings of $61 million, or $0.48 per share, for the second quarter 2012. Earnings for the six months ended June 30, 2013 were $118 million, or $0.93 per share, compared with $89 million, or $0.70 per share, for the same period in 2012.

Higher net income for the three months ending June 30, 2013 was driven by continuing cost control measures and higher corporate-owned life insurance proceeds this year.

Higher net income for the six months ending June 30, 2013 was driven primarily by higher prices and lower depreciation and general and administrative costs. The higher prices offset lower electric sales compared with last year due principally to milder weather and reduced overall usage by industrial customers.

Earnings Guidance
The company revised its 2013 earnings guidance of $2.00 to $2.15 per share to $2.05 to $2.15 per share. The company has posted to its website a summary of factors it considers to be principal drivers used in arriving at earnings guidance. The summary is located under Supplemental Materials within the Investors section of the company website at www.WestarEnergy.com.

Conference Call and Additional Company Information
Westar Energy management will host a conference call Thursday, Aug. 8 with the investment community at 10 a.m. ET (9 a.m. CT). Investors, media and the public may listen to the conference call by dialing 866-515-2908, participant code 16578057. A webcast of the live conference call will be available at www.WestarEnergy.com.

Members of the media are invited to listen to the conference call and then contact Gina Penzig with any follow-up questions.

This earnings announcement, a package of detailed second quarter financial information, the company's quarterly report on Form 10-Q for the period ended Jun. 30, 2013 and other filings the company has made with the Securities and Exchange Commission are available on the company's website at www.WestarEnergy.com.

Westar Energy, Inc. (NYSE: WR) is Kansas' largest electric utility. For more than a century, we have provided Kansans the safe, reliable electricity needed to power their businesses and homes. Every day our team of professionals takes on projects to generate and deliver electricity, protect the environment and provide excellent service to our nearly 700,000 customers. Westar

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Westar Energy announces 2nd quarter results

has 7,200 MW of electric generation capacity fueled by coal, uranium, natural gas, wind and landfill gas. We are also a leader in electric transmission in Kansas. Our innovative customer service programs include mobile-enabled customer care, digital meters and paving the way for electric vehicle adoption. Our employees live, volunteer and work in the communities we serve.

For more information about Westar Energy, visit us on the Internet at http://www.WestarEnergy.com.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed herein as well as (1) those discussed in the company's Annual Report on Form 10-K for the year ended Dec. 31, 2012 (a) under the heading, “Forward-Looking Statements,” (b) in ITEM 1. Business, (c) in ITEM 1A. Risk Factors, (d) in ITEM 7. Management's Discussion and Analysis of Financial Condition and Results of Operations, and (e) in ITEM 8. Financial Statements and Supplementary Data: Notes 13 and 15; (2) those discussed in the company's Quarterly Report on Form 10-Q filed Aug. 7, 2013, (a) in ITEM 2. Management's Discussion and Analysis of Financial Condition and Results of Operations and (b) in Part I, Financial Information, ITEM 1. Financial Statements: Notes 10 and 11;and (3) other factors discussed in the company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made.

Media Contact:
Gina Penzig
Director, corporate communications
Phone: 785.575.8089
Gina.Penzig@westarenergy.com
Media line: 888.613.0003

Investor Contact:
Bruce Burns
Director, investor relations
Phone: 785.575.8227
Bruce.Burns@westarenergy.com

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Westar Energy announces 2nd quarter results

Westar Energy, Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended Jun. 30,				Six Months Ended Jun. 30,
	2013	2012	Change	% Change	2013	2012	Change	% Change
	(Dollars In Thousands, Except Per Share Amounts)
REVENUES:
Residential	$165,302	$176,893	$(11,591)	(6.6)	$330,678	$315,311	$15,367	4.9
Commercial	165,172	170,132	(4,960)	(2.9)	313,128	299,782	13,346	4.5
Industrial	92,820	95,960	(3,140)	(3.3)	183,745	181,380	2,365	1.3
Other retail	2,228	(2,363)	4,591	194.3	(944)	(5,281)	4,337	82.1
Total Retail Revenues	425,522	440,622	(15,100)	(3.4)	826,607	791,192	35,415	4.5
Wholesale	81,783	68,971	12,812	18.6	168,253	140,183	28,070	20.0
Transmission	52,804	49,380	3,424	6.9	104,315	95,343	8,972	9.4
Other	9,480	7,289	2,191	30.1	16,626	15,222	1,404	9.2
Total Revenues	569,589	566,262	3,327	0.6	1,115,801	1,041,940	73,861	7.1
OPERATING EXPENSES:
Fuel and purchased power	152,700	147,680	5,020	3.4	304,452	275,334	29,118	10.6
Operating and maintenance	163,303	156,470	6,833	4.4	322,032	312,514	9,518	3.0
Depreciation and amortization	67,597	66,299	1,298	2.0	134,443	139,579	(5,136)	(3.7)
Selling, general and administrative	54,477	62,711	(8,234)	(13.1)	103,422	110,046	(6,624)	(6.0)
Total Operating Expenses	438,077	433,160	4,917	1.1	864,349	837,473	26,876	3.2
INCOME FROM OPERATIONS	131,512	133,102	(1,590)	(1.2)	251,452	204,467	46,985	23.0
OTHER INCOME (EXPENSE):
Investment earnings (losses)	1,690	(598)	2,288	382.6	5,749	3,727	2,022	54.3
Other income	13,711	7,537	6,174	81.9	17,427	21,127	(3,700)	(17.5)
Other expense	(2,354)	(2,416)	62	2.6	(7,715)	(7,969)	254	3.2
Total Other Income	13,047	4,523	8,524	188.5	15,461	16,885	(1,424)	(8.4)
Interest expense	45,798	44,823	975	2.2	90,082	86,869	3,213	3.7
INCOME BEFORE INCOME TAXES	98,761	92,802	5,959	6.4	176,831	134,483	42,348	31.5
Income tax expense	29,310	28,340	970	3.4	54,123	40,783	13,340	32.7
NET INCOME	69,451	64,462	4,989	7.7	122,708	93,700	29,008	31.0
Less: Net income attributable to noncontrolling interests	2,263	1,728	535	31.0	4,375	3,442	933	27.1
NET INCOME ATTRIBUTABLE TO WESTAR ENERGY, INC.	67,188	62,734	4,454	7.1	118,333	90,258	28,075	31.1
Preferred dividends	—	1,373	(1,373)	(100.0)	—	1,616	(1,616)	(100.0)
NET INCOME ATTRIBUTABLE TO COMMON STOCK	$67,188	$61,361	$5,827	9.5	$118,333	$88,642	$29,691	33.5
BASIC AND DILUTED EARNINGS PER AVERAGE COMMON SHARE OUTSTANDING ATTRIBUTABLE TO WESTAR ENERGY, INC. (See Note 2):
Basic earnings per common share	$0.53	$0.48	$0.05	10.4	$0.93	$0.70	$0.23	32.9
Diluted earnings per common share	$0.52	$0.48	$0.04	8.3	$0.92	$0.70	$0.22	31.4
AVERAGE EQUIVALENT COMMON SHARES OUTSTANDING (in thousands):
Basic	127,311	126,637	674	0.5	127,254	126,566	688	0.5
Diluted	127,930	126,877	1,053	0.8	127,735	126,745	990	0.8
DIVIDENDS DECLARED PER COMMON SHARE	$0.34	$0.33	$0.01	3.0	$0.68	$0.66	$0.02	3.0
Effective income tax rate	29.68%	30.54%			30.61%	30.33%

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